EXHIBIT 10.1

LICENCE AGREEMENT (this “Agreement”), entered in St-Jérôme, Québec, Canada, as of this___day of May 2013.

BETWEEN:	Social Geek Media Inc., a corporation duly incorporated in Canada, having its head office at 15 avenue des Érables,St-Sauveur, Québec, J0R 1R5

And

PATRICK AUBE, businessman, having a place of business at 15, rue Des Érables, St-Sauveur, Québec, JOR 1R0;

(collectively hereinafter called "SGM")

AND:	TECHNOLOGIES SCAN CORP., a corporation duly incorporated under the laws of Nevada, having a place of business at 331 Labelle, St-Jérôme, Québec, J7Z 5L2;

(hereinafter called “TECHNO”)

WHEREAS SGM is interested in granting license rights to market and sell the Proteina21 (as defined below) and to use the Trademarks (as defined below) in the Territory (as defined hereinafter);

WHEREAS SGM owns or has access to the equipment, facilities and has the required skills to manufacture or have manufactured the Proteina21 in accordance with applicable standards;

WHEREAS TECHNO desires to acquire license and Trademark rights to the Proteina21 in the Territory, upon the terms and conditions herein set forth in this Agreement;

WHEREAS TECHNO wishes to retain the services of SGM to supply it with the Proteina21 upon the terms and conditions set forth this Agreement;

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN AND INTENDING TO BE LEGALLY BOUND, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS (Defined Terms). Each time the following terms are used in this agreement and as far as the context does not clearly give them another meaning, they shall have the following meaning:

1.1. “Affiliates” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that controls is controlled by, or under common control with, TECHNO or SGM, as applicable. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2. "Agreement" shall mean this License Agreement.

1.3. “SGM Marketing Resources” means all currently existing and future marketing materials, research reports, advertisements, educational materials, art work, designs or other materials related to Proteina21 that are developed by or for SGM, and used by SGM or its predecessor to promote or market Proteina21 in the Territory.

1.4. "Proteina21" food supplements and nutritional supplements, sold under the brand name Proteina21, as more fully described in Schedule A attached herewith to form part hereof.

1.5. "Effective Date" means the date of this Agreement as set forth above.

1.6. “Materials” means any packaging, labels, written material and/or advertisement relating to Proteina21, any claim relating to the characteristics of Proteina21, used in the Territory, as well as any future changes related to any of the aforementioned, including Promotional Items and Product Packaging.

1.7. “Patents” means all currently existing and future US, Canadian and international patents, patent applications, and any future patents and patent applications relating to Proteina21, or the Proteina21, including any other patents and other intellectual property protection resulting from reissues, reexaminations, extension, modifications or divisions of such patents, as well as any rights granted pursuant to patents pending.

1.8. “Product Packaging” means the packaging and labels designed by SGM for the Proteina21 Product in the Territory that incorporate the Trademarks for the applicable Proteina21 required or permitted by this Agreement.

1.9. “Promotional Items" means any type of promotional material or object used to entice the use and sale of the Proteina21 Product in the Territory, but excludes SGM Marketing Resources.

1.10. "Territory" means The United States of America

1.11. "Trademarks" means SGM currently existing and future US, Canadian and international trademarks, logos and trade names, including, but not limited to Proteina21 and their representations in the form of designs, that are related to the Proteina21, as they may be modified from time to time as well as all applications and registrations related thereto, including, but not limited to, those identified on Schedule B to this Agreement which is hereby incorporated herein by this reference. TECHNO acknowledges SGM’s exclusive ownership of the Trademarks and acquires no right, title or interest in or to the Trademarks hereunder. Any and all goodwill associated with the Trademarks will inure exclusively to the benefit of SGM. During the Term, TECHNO shall not attempt to register any of the Trademarks or any trademarks, service marks, logos, brand names, trade names, domain names and/or slogans confusingly similar to the Trademarks. TECHNO shall execute such documents and do all such acts and things as may be necessary in SGM’s reasonable opinion to establish SGM’s ownership of any rights in and to the Trademarks, at SGM’s expense.

2. LICENCE RIGHTS

2.1. SGM hereby grants to TECHNO, and TECHNO hereby accepts, the right to the licence the Proteina21 products during the Term, including, marketing, selling and distributing, in the Territory, subject to the terms and conditions set forth below and otherwise set forth in this Agreement.

(a) This licence right shall be exclusive with respect to the Territory

(b) TECHNO shall at all time uses its best efforts in order to actively promote the sales of Proteina21 products pursuant to this Agreement and develop the market for the Proteina21 Products in the Territory.

2.2. SGM hereby grants TECHNO the right to use the Trademarks in connection with the promotion, marketing and sale of Proteina21 in the Territory and the right to use the applicable Trademarks in relation with the Promotional Items and Product Packaging, SGM Marketing Resources, and the Materials in the Territory, the whole without any consideration other than as provided herein. SGM hereby grants TECHNO the right to use the Trademarks in the Territory that relate to Proteina21 in relation with the Promotional Items and the Materials in the Territory, the whole without any consideration other than as provided herein.

2.3. TECHNO may not grant any licence rights related to the Proteina21 to third parties without the prior written approval of SGM, such approval being at SGM sole discretion; provided, however, that TECHNO may, with the approval of SGM, grant all or any of the licence rights granted to TECHNO under this Agreement to any of TECHNO’s Affiliates.

2.4. Any license rights granted by TECHNO shall include provisions that require the licensee to be subject to the terms and conditions of this Agreement, including, but not limited to Section 2.2. Any licence agreement granted by TECHNO shall include a provision pursuant to which, upon termination of this Agreement for any reason whatsoever, the licence agreement will be either terminated or assumed by SGM, at SGM sole discretion.No distributor shall be granted a term greater than the term of this Agreement. Should this Agreement be terminated, TECHNO’s ability to grant further licence rights shall immediately terminate. TECHNO shall be solely liable for any and all such distributors.

2.5. As consideration for the license granted hereunder, TECHNO agrees that it will pay SGM the following:

After the execution and delivery of this Agreement by both TECHNO and SGM:

A total of 200 000 000 common shares of TECHNO, to be issued from the treasury of TECHNO, in accordance with rule 144 of the applicable law for the acquisition of the rights to the Proteina21 licence for the United States of America, furthermore, the first region to be exploited will be the North East Region, as designated by the United States Census Bureau, identified on schedule C, to this agreement, which is hereby incorporated herein by this reference :

Prior to the development of the Northeast Region, Techno will provide a first financing of $500 000. It is expected that the development of the Northeast Region will be undertaken no later than thirty (30) days following the closing of the transaction.

3. SUPPLY

See Schedule D

4. REPRESENTATIONS AND WARRANTIES OF SGM

SGM represents and warrants the following to TECHNO:

4.1. SGM is, and at all relevant times shall be, the sole and exclusive owner or has the exclusive rights to the entire unencumbered right, title and interest in and to the Proteina21 Recipes and Patents and the Trademarks (collectively, the “Intellectual Property Rights”), free and clear of any liens, charges, encumbrances, and has all of the rights and power necessary, and the exclusive rights, to enter into this Agreement and grant the licenses and other rights granted hereunder, and to fulfill all of its obligations hereunder, and SGM has all the necessary power to enter into this Agreement, grant the licenses and other rights provided in this Agreement, and to fulfill all of its obligations under this Agreement, and is not subject to any restriction that would prevent SGM from doing any of the foregoing.

4.2. The exercise by TECHNO, TECHNO Affiliates and their authorized licensee of the rights granted herein shall not contravene the patents, trademarks, industrial designs, copyrights or other rights belonging to third parties.

4.3. To the actual knowledge of SGM, the exercise by TECHNO, TECHNO Affiliates and their authorized licensee of the rights granted herein will not contravene any laws, regulations or government directives in the Territory.

4.4. There are no pending or threatened actions, suits, proceedings, assessments, investigations or claims pending before any court or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency related to the Intellectual Property Rights or the Proteina21, or that could adversely effect the consummation of the transaction contemplated by this Agreement, have a material adverse effect on TECHNO or the rights granted to TECHNO under this Agreement, and to the best of SGM knowledge, there is no event or act based on which such actions, suits, proceedings, assessments, investigations or claims may be initiated.

4.5. SGM is not a party to any contract or agreement or subject to any charter or other corporate restriction that could unfavourably affect the free and complete exercise by TECHNO of the rights granted to it hereunder.

4.6. Neither SGM or any other person or entity with rights to the Proteina21 or the Intellectual Property Rights will grant any right to any third party that is or would be inconsistent with the rights granted to TECHNO under this Agreement;

4.7. The Intellectual Property Rights are valid and enforceable.

4.8. All safety risks, adverse events and other serious side effects associated with the Proteina21 of which SGM is aware have been disclosed to TECHNO, and should SGM become aware of any future adverse events or serious side effects anywhere in the world, it will notify TECHNO in writing within seventy two (72) hours. .

4.9. SGM acknowledges that each of the representations and warranties given herein are essential consideration for TECHNO. Accordingly, subject to Section 4 above, SGM undertakes to indemnify TECHNO, TECHNO Affiliates and their clients as well as their respective officers, directors, shareholders, agents, employees and representatives, in respect of any damage, loss or defect to the extent resulting from the inaccuracy or falseness of any or all of the representations and warranties contained herein and any legal suit, procedure, claim, demand, contribution or judgment, any fees and legal expenses resulting from the preceding.

4.10. To the best of SGM knowledge, Proteina21 products are safe for their intended use.

5. REPRESENTATIONS AND WARRANTIES OF TECHNO

TECHNO represents and warrants the following to SGM:

5.1. TECHNO has all the necessary powers to conclude this Agreement.

5.2. To the actual knowledge of TECHNO, the exercise by TECHNO, TECHNO Affiliates and their authorized licensee of the rights granted herein will not contravene any laws, regulations or government directives in the Territory.

5.3. To the actual knowledge of TECHNO, the importation of the Proteina21s to the Territory by TECHNO shall not contravene any laws, regulation or government directives in the Territory or of the United States of America. TECHNO specifically assumes all liability and responsibility for determining and complying with all governmental exportation and importation issues.

5.4. TECHNO acknowledges that each of the representations and warranties given herein are essential considerations for SGM. Accordingly, TECHNO undertakes to indemnify SGM, SGM Affiliates, and their clients as well as their respective officers, directors, shareholders, employees, agents and representatives in respect of any damage, loss or defect to the extent resulting from the inaccuracy or falseness of any or all of the representations and warranties contained herein and any legal suit, procedure, claim, demand, contribution or judgment, fees and any legal expenses resulting from the preceding.

5.5. In the event that TECHNO becomes aware of safety risks, adverse events and other serious side effects associated with the Proteina21 in the Territory, TECHNO will inform SGM in writing within seventy two (72) hours.

6. TERM

6.1. This Agreement is made for an initial term of fifteen (15) years commencing on the Effective Date (the “Initial Term”).

6.2. This Agreement will be automatically renewed for successive periods of five (5) years at the end of the Initial Term and each renewal term, as applicable, provided, however, the parties shall negotiate in good faith and agree upon the applicable terms and conditions (including the minimum quantities to be sold by TECHNO during any renewal period), to the mutual satisfaction of both parties, under condition that TECHNO has fulfilled its obligations stipulated in this Agreement. If TECHNO decides not to renew the contract at the end of any term, it shall provide SGM with 90 days notice.

7. TRADEMARKS AND INTELLECTUAL PROPERTY INFRINGEMENT

7.1. Trademarks

(a) TECHNO shall, in order to protect and preserve SGM rights to the Trademarks in the Territory, on all Product Packaging and on each Promotional Item, and on any other Materials, display the Trademarks for the applicable Proteina21. For greater clarity, no Proteina21, nor any Product Packaging, Promotional Item or other Material may be marketed without clearly displaying the Trademarks for the applicable Proteina21 in accordance with the present sub-section.

(b) Every representation (whether on Product Packaging, Promotional Items or Materials) of the Trademarks that TECHNO intends to use must, prior to any use, be submitted to SGM for written approval, which approval shall not be unreasonably withheld provided however, that SGM shall be deemed to have approved each Trademark, unless it shall provide TECHNO with a written objection detailing the reasons for such objection, within thirty (30) days after TECHNO submission of such Trademark to SGM for consideration.

(c) SGM is the sole and exclusive owner of all Trademarks, trade names, technical information or other intellectual property rights stemming from the Materials and TECHNO agrees, to the extent required under Section 7.2, to secure, protect and maintain the Trademarks, trade names and intellectual property of SGM in the Territory, and to assist SGM in securing the Trademarks, trade names and intellectual property. TECHNO further agrees to assign to SGM any Trademarks, intellectual property rights or other related rights that may accrue to TECHNO with respect to the Proteina21 under the laws of any part of the Territory or elsewhere.

7.2. Infringement

(a) Each of the parties shall promptly notify the other party upon learning of any actual or threatened infringement or violation of any of the Trademarks or Patents, as soon as such party becomes aware of such actual or threatened infringement. The parties hereto undertake to consult each other in order to determine the appropriate measures to be taken under the circumstances.

(b) SGM shall institute a legal suit against any infringement or serious infringement threat regarding the Trademarks or Patents in the Territory it deems appropriate.

(c) In the event SGM, in consultation with TECHNO, decides to institute a legal suit, pursuant to Section 7.2(b), such action will be controlled by SGM on its own and TECHNO behalf. To this end, and if necessary in order to institute the legal suit, TECHNO will give SGM an appropriate power of attorney. Any recovery obtained following such action, after the reimbursement of the costs and expenses of such suit will be shared equally between SGM and TECHNO. TECHNO undertakes to provide all reasonable assistance that may be required by SGM.

(d) In the event that SGM refuses or neglects, without justification, to institute an infringement claim when requested by TECHNO, the latter may, but shall not be obligated to, institute such infringement claim at its own cost. SGM undertakes to supply, free of charge, any reasonable assistance that may be required by TECHNO.

8. INDEMNITY AND LIABILITY RELATING TO THE PROTEINA21

8.1. Each party undertakes to advise the other within seventy two (72) hours following receipt of any information likely to have a substantial negative impact, of any notice or complaint relating to the Proteina21, including those regarding the consumption and use of such products, their innocuousness, the right to market them and any Intellectual Property infringement, originating in any territory whatsoever.

8.2. Subject to the provisions of Section 4.5 and 8.4 of this Agreement and except as otherwise prohibited by applicable law, SGM undertakes to indemnify TECHNO, TECHNO Affiliates, and their Approved Sub licensees as well as their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (each an “TECHNO Indemnified Person”) and to hold them harmless from and against all losses, claims, damages, actions, suits, proceedings, demands, deficiencies, assessments, adjustments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses of investigation) and all amounts paid in settlement of any of the foregoing, that any TECHNO Indemnified Person may pay, incur or suffer, to the extent resulting from, arising out of, or in relation to (1) the material inaccuracy or breach of any representation, warranty or covenant made by SGM under this Agreement; or (2) directly caused by defects or failures in the manufacturing of the Proteina21, to the extent manufactured by, or manufactured at the direction of, SGM, except to the extent caused by the gross negligence or wilful misconduct of such TECHNO Indemnified Person, TECHNO or any TECHNO Affiliate.

8.3. Subject to the provisions of Section 4.5 (except as otherwise prohibited by applicable law), TECHNO undertakes to indemnify SGM, SGM Affiliates, and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (each a “SGM Indemnified Person”) and to hold them harmless from and against all losses, claims, damages, actions, suits, proceedings, demands, deficiencies, assessments, adjustments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses of investigation) and all amounts paid in settlement of any of the foregoing, that the SGM Indemnified Person may pay, incur or suffer, to the extent resulting from, arising out of, or in relation to (1) the material inaccuracy or breach of any representation, warranty or covenant made by TECHNO under this Agreement; or (2) TECHNO packaging, storage, transportation, promotion, sale or other licence of the Proteina21, except to the extent caused by the gross negligence or wilful misconduct of such Indemnified Person, SGM or any SGM Affiliate.

8.4. Except as specifically provided in Section 4 of this Agreement, and except for the representations and warranties included in this Agreement , SGM shall not assume any obligation and does not make any representation or warranty of any nature whatsoever regarding the Proteina21, the Promotional Items or any other Material and, without limitation of the following, SGM does not make any representation or warranty of any nature whatsoever regarding the usefulness, the quality or the marketability of the Proteina21 or the effects which may result from their consumption or use. SGM will be in no way responsible TECHNO for the warranties, representation, undertakings or any other obligation given or assumed by TECHNO towards any party whatsoever regarding the manufacturing, promotion, licence, consumption, use or sale of any Proteina21 and Promotional Item or any other activity relating thereto.

8.5. Each Party hereby agrees to maintain at all times a sufficient insurance in order to indemnify the other party, its clients and the other Indemnified Person (minimum CDN $5,000,000 per event) pursuant to this Agreement and to provide proof thereof to the other party upon request (maximum once per year).

9. TERMINATION

9.1. In addition to what is provided in Section 6 of this Agreement, either party may terminate this Agreement upon the occurrence of one of the following events:

(a) If the other party becomes bankrupt, makes a voluntary assignment of its assets to a receiver, is declared bankrupt or insolvent or makes a voluntary assignment of its assets for the benefit of its creditors;

(b) If TECHNO or any of its Affiliates or its licensees proceeds with any operation, manipulation, modification or other similar act of the Proteina21 in order to modify the composition or attempts to manufacture a similar product to the Proteina21 and TECHNO becomes aware of the same and fails to stop such activity within sixty (60) days; or

(c) The breach by the other party or of TECHNO Affiliates or its licensees of any obligation or undertaking contained herein provided that such breach is not corrected within sixty (60) days following receipt of a written notice to this effect.

9.2. In the event of early termination of this Agreement, TECHNO shall immediately:

(a) Cease to use the Trademarks in the Territory, except in connection with exercising its rights under Section 9.2(c) below;

(b) Cease to market and promote the Proteina21, except in connection with exercising its rights under Section 9.2(c) below;

(c) Diligently proceed with the sale of its inventories of Proteina21 in its possession in the Territory within no more than ninety (90) days following termination of this Agreement;

(d) Upon the expiration of the ninety (90) day period following the termination of this Agreement, destroy any Proteina21 still in its possession; and

(e) Pay to SGM any amount due pursuant to this Agreement.

10. ASSIGNMENT

TECHNO may not assign its rights pursuant to this Agreement to any related party or any third party without the prior written consent of SGM, which may be given or not, at SGM’s sole discretion.

11. ARBITRATION

11.1. Any dispute arising between the parties hereto arising under this Agreement shall be resolved by arbitration in Montreal, Quebec (or such other location as otherwise mutually agreed) in accordance with the Quebec Civil Code, and the award of the arbitrator(s) shall be final and binding upon the parties. The arbitration award may be entered as a final judgment in any court of competent jurisdiction.

11.2. All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator.

11.3. The costs of the arbitrators shall be divided equally between the parties, and each party shall be solely responsible for its own costs in connection with the arbitration..

11.4. The parties hereto agree that the laws of the province of Quebec, without regard to conflict of law provisions, will govern as additional provisions in any arbitration that may be held pursuant to the provisions of the present section.

12. NOTICE

12.1. Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by commercial overnight courier, or by facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, as follows:

All communications to SGM should be directed to:

Social Geek Media Inc., CP 33, St-Sauveur, Québec, J0R 1R0; Email: psocialgeekmedia.com

All communications to TECHNO should be directed to:

TECHNOLOGIES SCAN CORP., 331 Labelle, St-Jérôme, Québec, J7Z 5L2; email :gshtechno-scan.com

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if given by telex or telecopy, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section. Notice of change of address or facsimile number shall be given by written notice in the manner detailed in this section. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

13. CONFIDENTIALITY.

13.1. In connection with this Agreement, it is acknowledged that each party may disclose its confidential and proprietary information to the other party. Any such information that is (i) first disclosed in writing, (ii) if first disclosed orally is later transmitted in written form, and is labeled as “Confidential”, or (iii) should be understood to be confidential by a reasonably prudent person, is referred to herein as “Confidential Information.”

13.2. Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

13.3. The provisions of Section 13.2 of this Agreement shall not apply to any Confidential Information disclosed hereunder which:

(a) Either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(b) Either has been or will be published or generally known to the public in through no fault or omission by any of the parties; or

(c) Was independently known to the recipient prior to receipt from the disclosing party and is not otherwise subject to confidentiality obligations, or independently developed by the recipient thereafter, as demonstrably documented in written records of the recipient; or

(d) Is required to be disclosed by any of the parties to comply with court orders or applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such party takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure and shall give prompt notice to the disclosing party.

14. GENERAL PROVISIONS

14.1. Force majeure. Any failure or omission by a party to timely perform any obligation under this Agreement shall not be deemed a breach of this Agreement; to the extent such failure or omission directly results from a force majeure. Force majeure is any cause which is not within the reasonable control of the parties hereto, that they could not reasonably have planned for and against which they have not protected themselves. Force majeure includes notably, without limitation, fortuitous act, third party strike, partial or complete interruption of work, lock-out, fire, rebellion, interventions by military or civil authorities, compliance with regulations or rules of any governmental authority, and act of war (declared or not).

14.2. Illegality of a provision. The eventual illegality or nullity of a section, sub-section or paragraph does not affect the legality or validity of the other sections, sub-sections or paragraphs neither the rest of the sections, unless evident contrary intention in the text.

14.3. Modification of the Agreement. This Agreement may be modified in whole or in part by common agreement between the parties and solely in writing.

14.4. Titles. The titles are used for order reasons and as accessories and do not affect the significance or the reach of the sections it refers to.

14.5. Non-waiver. Except for the provisions of this Agreement where the exercise of a right is accompanied with a specific delay, the silence of a party, its negligence or its lateness to exercise a right or recourse which is given to it or opened pursuant to this Agreement must never be interpreted against such party as a waiver of its rights and recourses.

14.6. Cumulative and non-alternative. All rights mentioned hereto are cumulative and not alternative. The waiver of the exercise of a right must not be interpreted as a waiver of any other right.

14.7. Governing Law. This Agreement shall be governed by the laws of the Province of Quebec, without regard to conflicts of law principles.

14.8. Entire Agreement. This Agreement expresses the entire agreement between the parties hereto and no document, agreement or other form of engagement entered prior to the date of signature of this Agreement shall be considered TECHNO to amend or affect in any way the provisions of this Agreement. This Agreement specifically supersedes and replaces the SGM Agreement, which upon the Effective Date shall no longer be in effect.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND ON THE DATE FIRST ABOVE MENTIONED.

SOCIAL MEDIA GEEK, INC.

/s/ Patrick Aubé
Patrick Aubé, president

PATRICK AUBE

____________________________

TECHNOLOGIES SCAN CORP

/s/ Ghislaine St-Hilaire
Ghislaine St-Hilaire, president

SCHEDULE A

SCHEDULE B

TRADEMARKS

Proteina21

Amino3

SCHEDULE C

United States Census Bureau

Official regions of the United States
Many regions in the United States are defined in law or regulations by the federal government.

Census Bureau-designated areas

US Census regions and divisions
Regional divisions used by the United States Census Bureau:

Region 1 (Northeast)
•	Division 1 (New England) Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut
•	Division 2 (Mid-Atlantic) New York, Pennsylvania, New Jersey

Region 2 (Midwest)
•	(Prior to June 1984, the Midwest Region was designated as the North Central Region.)[1]
•	Division 3 (East North Central) Wisconsin, Michigan, Illinois, Indiana, Ohio
•	Division 4 (West North Central) Missouri, North Dakota, South Dakota, Nebraska, Kansas, Minnesota, Iowa

Region 3 (South)
•	Division 5 (South Atlantic) Delaware, Maryland, District of Columbia, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida
•	Division 6 (East South Central) Kentucky, Tennessee, Mississippi, Alabama
•	Division 7 (West South Central) Oklahoma, Texas, Arkansas, Louisiana

Region 4 (West)
•	Division 8 (Mountain) Idaho, Montana, Wyoming, Nevada, Utah, Colorado, Arizona, New Mexico
•	Division 9 (Pacific) Alaska, Washington, Oregon, California, Hawaii

SCHEDULE D

Proteina21

SCHEDULE E
Option rights for Canada

SCHEDULE F
Option rights for Europe